Exhibit 10.1

                     Cornerstone Direct Public Offerings LLC

2450 Atlanta Highway, Suite 904, Cumming GA 30040             (678) 455-1100
                                                              (678) 455-1114 FAX

                                                               February 12, 2003

Cecil A. Brooks, President
John T. Ottinger, Vice President
PIF/Cornerstone Ministries Investments, Inc.
6030 Bethelview Road, Suite 203
Cumming, GA 30040

Dear Revs. Brooks and Ottinger:

      This is the proposed engagement letter you requested, describing our services and fees for the next proposed offering of your securities, referred to as "Series E.".

Program Design. Both the marketing and the regulatory compliance steps will be designed into one program. We would help you conclude the following preparatory decisions and actions:

      (a) Amount of the offering, timing and pricing. We will work with you to do an analysis of the market and distribution capability for your securities, and how that relates to your needs for cash to fund maturing certificates and your lending plans. We can discuss timing of the offering, as it best fits the proposed market and availability of the people who will be most involved in the project. We will help you arrive at the terms of the new certificates and the price of any common or preferred stock.

      (b) Choice of securities to be offered. You have previously offered both shares of common stock and multiple forms of certificates of indebtedness. We will review the pros and cons of various combinations and advise you on the choice of securities for this offering.

      (c) Regulatory filings. We have reviewed the interrelationship among state regulatory standards, SEC filings and exemptions and approval for listing on the Chicago Stock Exchange. We will help you come to a conclusion on the best selection of filings for the proposed offering.

      (d) Market and marketing methods. You have developed a "broker-assisted direct public offering" process, that is, PIF/Cornerstone Ministries markets its shares directly to its affinity groups, and has also created a "selling group" of securities broker-dealers for marketing to their customers and prospects. That selling group is managed by Wellstone Securities, Inc. We will assist your relationship with Wellstone Securities and will also help you make decisions on the use of any marketing media, the budget, the methods used to close the sales and related marketing alternatives.

      (e) Aftermarket trading. We will help manage your admittance to trading your common stock on the Chicago Stock Exchange and an order-matching service for your certificates of indebtedness.

PIF/Cornerstone  Ministries Investments, Inc.                  February 12, 2003
Direct Public Offering                                                    page 2


      (f) Corporate preparation. There are issues to review in order to have the corporation's affairs in the best condition for the offering and for the regulatory filings that must precede it. You have had to go through this step for your previous offering and we anticipate all will be in order.

      (g) Selection of the team. We will go over the jobs to be performed in the DPO, and provide any suggestions from our experience about who should become involved. We will work with you, your independent accountants, corporate counsel and other service providers to reduce any duplication or conflict.

      (h) Securities regulation issues. The path we have discussed for the offering should involve no major obstacles for obtaining clearance. We will advise you on each filing method and compliance with comments from regulators. We will also work with your independent accountants on any compliance questions they may have.

      (i) Schedule and budget. We will furnish responsibility schedules for the DPO process. The schedules will detail the steps involved, who is responsible for each step and the date on which it should be completed. The budget will be determined by the decisions on the amount of the offering, the securities filings to be used and the marketing methods selected.

      We will help you select any additional communications media, with a cost/benefit analysis, including such potential media as mailings, print and electronic media, telephone and scheduled meetings.

      Preparation. We will work with you and the rest of the team to prepare the disclosure document, the regulatory filings and the marketing materials. This will include the purchase agreements, offering announcements, any graphic materials to accompany the offering document package, your website and electronic delivery, and all cover letters and follow-up letters.

      We will help train your staff in their responsibilities for communicating with the broker group and with prospective investors, by telephone and in person, including how you supervise those participating.

      During the preparation phase, we will provide guidance on what communications can and cannot be made with respect to the proposed offering. We will draft written communications, together with guidelines for oral communications.

      We will suggest aftermarket mechanics and help put in place the selected method of providing investors with as much liquidity for their securities as practicable, given the size of PIF/Cornerstone Ministries and the amount of its outstanding securities.

PIF/Cornerstone Ministries Investments, Inc.                   February 12, 2003
Direct Public Offering                                                    page 3


Implementation. We will furnish materials for all filings of the required documents with the applicable securities regulators. We will have responsibility for filing the required documents with federal and state securities regulators, after they have been approved and signed by representatives of PIF/Cornerstone Ministries, its independent accountants and corporate counsel. Comments by those regulators will be directed to us and we will prepare responses, with contributions as required by others on the team.

      We will assist in a communications system, to include everyone involved in the offering. We will help you coordinate with any registered broker-dealers (or stock exchange specialists) who are expected to provide aftermarket trading or order-matching services.

      We will be available on a daily basis to assist the project manager in seeing that each step is completed. There will be unforeseen issues arising, which we will help resolve. As the offering progresses, we will suggest additions or changes to the marketing program. This may involve extensions of the efforts to obtain requests for offering materials or changes in the follow-up procedures.

Closing and Beyond. There are additional regulatory filings required upon closing, which we will help prepare and file. We will help you work with your stock transfer agent, with Depository Trust Company, the Chicago Stock Exchange and with brokers. We will provide guidance in fulfilling your regular reporting requirements and securities law compliance program, including your investor relations function.

Timing and Fees. The Preparation phase could be completed, and all securities regulation filings made, within six to eight weeks after we begin (if financial statements are then available.) There is very little control over the regulatory processing time, but we would estimate three weeks, if we receive cursory review from the SEC, to eight weeks, if we have full SEC review, for clearance with the SEC and the states.

      Our fees for all the services we have described would aggregate $75,000. Payment of those fees will be made over the course of our work, in instalments as we agree. The only costs which we would bill to you for reimbursement are any out-of-pocket expenses for travel you have requested and any express delivery or outside document reproduction services. You will provide payment directly for filing fees.

      We look forward to working with you.

                                                               Sincerely,
Agreed: Cornerstone Ministries Investments, Inc.   S/Drew Field  Gwendolyn Field

By: S/John T. Ottinge
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